As filed with the Securities and Exchange Commission on September 9, 2026

Registration No. 333-255664

Registration No. 333-263844

Registration No. 333-270815

Registration No. 333-278111

Registration No. 333-285968

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-255664

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-263844

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-270815

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-278111

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-285968

UNDER THE SECURITIES ACT OF 1933

BARINTHUS BIOTHERAPEUTICS PLC

(Exact name of Registrant as specified in its charter)

England and Wales	Not Applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

20400 Century Blvd, Suite 210

Germantown, MD 20874

(Address, including zip code, of registrant’s principal executive offices)

Share Award Plan 2021

2021 Employee Share Purchase Plan

EMI Share Option Scheme

(Full title of the plans)

William Enright

Chief Executive Officer

20400 Century Blvd, Suite 210

Germantown, MD 20874

(Name and address of agent for service)

443 917-0966

(Telephone number, including area code, of agent for service)

With a copy to:

Robert E. Puopolo

Marishka DeToy

Janet Hsueh

Goodwin Procter LLP

101 Northern Avenue

Boston, MA 02210

(617) 570-1000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registration has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following Registration Statements (collectively, the “Registration Statements”) filed by Barinthus Biotherapeutics plc (the “Company”) with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-255664, filed with the SEC on April 30, 2021, registering (i) 1,895,097 ordinary shares of the Company, nominal value £0.000025 per share (“Ordinary Shares”), represented by 1,895,097 American Depositary Shares of the Company (“ADSs”), issuable pursuant to the Company’s EMI Share Option Scheme (the “EMI Scheme”); (ii) 3,675,680 Ordinary Shares represented by 3,675,680 ADSs pursuant to the Company’s Share Award Plan (the “2021 Plan”); and (iii) 367,568 Ordinary Shares represented by 367,568 ADSs pursuant to the Company’s 2021 Employee Share Purchase Plan (the “2021 ESPP”).

•	Registration Statement No. 333-263844, filed with the SEC on March 25, 2022, registering (i) 1,487,549 Ordinary Shares represented by 1,487,549 ADSs issuable pursuant to the 2021 Plan; and (ii) 371,887 Ordinary Shares represented by 371,887 ADSs issuable pursuant to the 2021 ESPP.

•	Registration Statement No. 333-270815, filed with the SEC on March 24, 2023, registering (i) 1,507,341 Ordinary Shares represented by 1,507,341 ADSs issuable pursuant to the 2021 Plan; and (ii) 376,835 Ordinary Shares represented by 376,835 ADSs issuable pursuant to the 2021 ESPP.

•	Registration Statement No. 333-278111, filed with the SEC on March 20, 2024, registering (i) 1,544,282 Ordinary Shares represented by 1,544,282 ADSs issuable pursuant to the 2021 Plan; and (ii) 386,071 Ordinary Shares represented by 386,071 ADSs issuable pursuant to the 2021 ESPP.

•	Registration Statement No. 333-285968, filed with the SEC on March 20, 2025, registering (i) 1,609,386 Ordinary Shares represented by 1,609,386 ADSs issuable pursuant to the 2021 Plan; and (ii) 402,346 Ordinary Shares represented by 402,346 ADSs issuable pursuant to the 2021 ESPP.

On September 9, 2026, pursuant to the Agreement and Plan of Merger, dated as of September 29, 2025, as amended (the “Merger Agreement”), by and among the Company, Beacon Topco, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Beacon (“Topco”), Cdog Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Topco, and Clywedog Therapeutics, Inc., a Delaware corporation, the scheme of arrangement under Part 26 of the United Kingdom Companies Act 2006 (the “Scheme”) became effective. As a result of the effectiveness of the Scheme, Topco acquired the entire issued and to be issued share capital of the Company, and the Company became a direct wholly-owned subsidiary of Topco.

As a result of the effectiveness of the Scheme, the Company has terminated all of the offerings and sales of the Company’s securities pursuant to the Registration Statements. In accordance with the undertakings made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of the Company registered under such Registration Statements which remain unsold at the termination of the offering, the Company hereby removes from registration, by means of these Post-Effective Amendments, all of the securities of the Company registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Germantown, State of Maryland, on September 9, 2026.

Barinthus Biotherapeutics plc

By:	/s/ William Enright
William Enright
Chief Executive Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.